Exhibit 1.02

For More Information:

Investor Relations	Media Relations

Monish Bahl	Scot McLeod
CDC Corporation	CDC Software
678-259-8510	770-351-9600
MonishBahl@cdcsoftware.com	ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation to Hold First Quarter 2008 Earnings Call on May 21, 2008 at 5:30 PM EDT

BEIJING, ATLANTA, May 7, 2008 - CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, will hold a conference call to discuss the company’s first quarter earnings and operating results on Wednesday, May 21, 5:30 PM EDT. An earnings release will precede the call, posting to the wires after the market closes on May 21.

•	To listen, call the access number a few minutes before the scheduled start time of the call.

•	Date: Wednesday, May 21, 2008

•	Time: 5:30 PM EST

•	USA and Canada Toll Free Number: +1 (888) 603-6873

•	Int’l/Local Dial-In #: (973) 582-2706

•	The conference ID number is # 46125595 and the call leader is Mr. Monish Bahl.

Webcast Link:

Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Corporation website at www.cdccorporation.net. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.

For those unable to call in, a digital instant replay will be available after the call until June 4th 2008.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI (warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management),

c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions. These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Games

CDC Games is one of the market leaders of online and mobile games in China with more than 136 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force. Launched in July 2007, Special Force has consistently ranked in the Top 10 downloaded games in China and becoming the top revenue producer for CDC Games. Currently, CDC Games offers six popular MMO online games in China that include: Special Force, Yulgang, Shaiya, Mir III, Shine and Eve Online. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies. CDC Games anticipates being able to deploy up to $100 million for CDC Games Studio investments through contributions from CDC affiliated companies, external partners and its internal resources. Through its CDC Games International (CGI) subsidiary, the company launched Minna de Battle in Japan in December 2007. In February 2008, CDC Games USA launched the www.12FootTall.com portal to showcase online games in North America, sell virtual merchandise and promote collaboration among players. Also in February 2008, CGI launched Lunia, its first game in North America, further strengthening its position as a global publisher of online games. For more information on CDC Games, visit: www.cdcgames.net

About China.com Inc.

China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.